UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2011

LEXARIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-52138	20-2000871
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

#950 – 1130 West Pender Street, Vancouver, British Columbia, Canada V6E 4A4

Registrant's telephone number, including area code: (604) 602-1675

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 3.02 Unregistered Sales of Equity Securities

On July 13, 2011, Lexaria Corp (the “Company”) accepted and received gross proceeds of US$34,609, for the conversion of 173,043 warrants at $0.20 each, into 173,043 common shares of the Company.

On July 13, 2011, Lexaria Corp (the “Company”) closed a private placement of 200,000 units at a price of $0.35 per unit for gross proceeds of $70,000. Each unit consisted of one common share in the capital of the Company and one full non-transferable share purchase warrant, each full warrant entitling the holder to purchase one additional common share in the capital of the Company until July 14, 2013, at a purchase price of $0.50 per share.

Proceeds of the Private Placement are intended to be used in part for operations on the Company’s Belmont Lake Oil Field and for general working capital. Tom Ihrke converted 78,043 warrants into 78,043 common shares of the Company.

Commissions of $3,500 are being paid on the private placement to Tom Ihrke.

Proceeds of the Private Placement are intended to be used in part for operations on the Company’s Belmont Lake Oil Field and for general working capital.

The Company issued the private placement units to two (2) US persons, and the warrant shares to one (1) US person, pursuant to the exemption from registration provided for under Rule 506 of Regulation D, promulgated under the United States Securities Act 1933, as amended. Each of the subscribers represented that they were an “accredited investor” as such term is defined in Regulation D.

The Company issued the warrant shares to two (2) non-US persons in an off-shore transaction pursuant to the exemption from registration provided for under Regulation S, promulgated under the United States Securities Act of 1933, as amended.

The securities referred to herein will not be and have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing warrant exercise and private placement is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Subscription Agreement for Private Placement closed on July 13, 2011
99.1	Press Release announcing warrant conversion

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 14, 2011

Lexaria Corp.
(Signature)	By: “/s/ Chris Bunka”
Chris Bunka
President & CEO